Exhibit 4.44

Supplementary agreement II

THIS SUPPLEMENTAL AGREEMENT II is made and entered into on August 31, 2024 at Shunde District, Foshan City, Guangdong Province, People’s Republic of China, by and between the parties hereto:

Party A: Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd., a wholly foreign-owned enterprise legally established and existing under the laws of China, with its unified social credit code of 91440400MA4W6P9G26, and its registered address at 1421 Office, No. 128, Xingsheng 1st Road, Hengqin New District, Zhuhai

Party B: Foshan Meiliang Education Technology Co., Ltd., a limited liability company legally established and existing under the laws of China, with its unified social credit code of 91440606MA56YPTMXP, and its registered address at F5-14, 5th Floor, BGY Center Building, No. 1, BGY Avenue, BGY Community, Beijiao Town, Shunde District, Foshan City, Guangdong Province (residence declaration)

Party C:	Meirong Yang, a Chinese citizen

Wenjie Yang, a Chinese citizen

(Party A, PartyB and PartyC are hereinafter each referred to as a “Party” and collectively as the “Parties”)

Given:

(1) Party A is a wholly foreign-owned enterprise validly established and legally existing under the laws of China and has the necessary resources to provide technical and consulting services;

(2) Party B is a limited liability company validly established and legally existing under the laws of the PRC, which is engaged in education science and technology, investment and management of education industry, education consulting service, education and cultural exchange planning, and promotion of education projects (hereinafter referred to as “Education Service”);

(3) Party C are shareholders of Party B and hold 100% of the equity interest in Party B in the aggregate;

(4) Party A, BGY Education Investment Management Co., Ltd. (hereinafter referred to as “BGY Education”) and its then subsidiaries, Party C entered into the Exclusive Management Service and Business Cooperation Agreement on January 25, 2017, and Party A, BGY Education, Party C entered into the Exclusive Call Option Agreement and the Equity Pledge Agreement on January 25, 2017 ( the “Exclusive Management Service and Business Cooperation Agreement”, the “Exclusive Call Option Agreement” and the “Equity Pledge Agreement” signed in 2017 are collectively referred to hereinafter as the “Original VIE Agreements”).

(5) Party A, BGY Education, Party B and Party C entered into the Supplemental Agreement to the Exclusive Management Services and Business Cooperation Agreement on August 13, 2021, agreeing that Party B shall join the Exclusive Management Services and Business Cooperation Agreement and agreeing that from the effective date of the Implementation of the Law for Promoting Private Education on September 1, 2021, BGY Education and its subsidiaries containing compulsory education stage private schools, non-profit institutions, and companies that (intend to) organize non-profit institutions will no longer be bound by the Exclusive Management Service and Business Cooperation Agreement, and at the same time, Party A, Party C and each Party B entered into the Equity Pledge Agreement and the Exclusive Call Option Agreement, respectively, on August 13, 2021 (the “Supplemental Agreement to the Exclusive Management Service and Business Cooperation Agreement”, the “Equity Pledge Agreement” and the “Exclusive Call Option Agreement” entered into in 2021 are collectively referred to as the “New VIE Agreements”).

(6) BGY Education and Party B entered into the Equity Transfer Framework Agreement on August 13, 2021, pursuant to which BGY Education transferred to Party B the companies listed in the Equity Transfer Framework Agreement held by BGY Education.

Accordingly, the parties have reached the following supplementary agreement II by consensus:

1. Exit and Consideration

It is hereby agreed that Party B and its subsidiaries shall no longer be bound by the Original VIE Agreements and the New VIE Agreements as of the date of this Supplemental Agreement II.

As consideration for the dissolution of the VIE Agreement, Party C, the registered shareholder of Party B, shall pay a total of RMB 1 to Party A’s account or Party A’s designated collection account within five working days from the date of signing of this Supplemental Agreement II; The price to be paid by each of the two natural person shareholders of Party C shall be allocated in accordance with their each shareholding ratio as registered; If either of the natural persons fails to pay the corresponding contract price within the time limit stipulated herein, Party A has the right to request the other natural person shareholder of Party C to assume joint and several liability.

2. Dispute resolution

The laws of the People’s Republic of China shall apply to this Supplementary agreement II. All disputes arising in the course of the performance of the Original VIE Agreements, the New VIE Agreements and this Supplemental Agreement II shall be resolved by amicable negotiation between the parties; in the event that such negotiation fails, either party may submit the dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with the CIETAC arbitration rules then effective, with the place of arbitration in Beijing and the language of arbitration in Chinese, and the arbitral award shall be final and binding on all parties. Except for the portion being submitted to arbitration, the other portions of this Supplemental Agreement II shall remain in effect. The validity of this clause shall not be affected by whether or not this Supplemental Agreement II is changed, discharged or terminated.

3. Additional Article

3.1 In the event of any inconsistency between this Supplemental Agreement II and the Original VIE Agreements or the New VIE Agreements, this Supplemental Agreement II shall prevail. Anything not agreed in this Supplemental Agreement II shall be performed in accordance with the Original VIE Agreements and the New VIE Agreements.

3.2 Each party approves that this Supplemental Agreement II shall be enforced to the extent permitted by law. If any provision of this Supplemental Agreement II or any part of a provision is held to be illegal, invalid or unenforceable by any competent authority, court or arbitration institution of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the other provisions of this Supplemental Agreement II or other parts of such provision, which shall remain in full force and effect, and the parties shall try their best to modify such illegal, invalid or unenforceable provision to achieve the purpose of the original provision.

3.3 This Supplemental Agreement II shall enter into effct on the date when it is signed or stamped by all parties, in four copies, one for each of Party A, Party B and Party C, and shall have the same legal effect.

(no text below)

IN WITNESS WHEREOF, the parties have caused this Supplemental Agreement II to be executed by their authorized representatives on the date set forth at the beginning of this agreement.

Party A: Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd.

(Seal) Seal of Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. Affixed

IN WITNESS WHEREOF, the parties have caused this Supplemental Agreement II to be executed by their authorized representatives on the date set forth at the beginning of this agreement.

Party B: Foshan Meiliang Education Technology Co., Ltd.

(Seal) Seal of Foshan Meiliang Education Technology Co., Ltd. Affixed

IN WITNESS WHEREOF, the parties have caused this Supplemental Agreement II to be executed by their authorized representatives on the date set forth at the beginning of this agreement.

Party C:

Meirong Yang

Signature:	/s/ Meirong Yang

IN WITNESS WHEREOF, the parties have caused this Supplemental Agreement II to be executed by their authorized representatives on the date set forth at the beginning of this agreement.

Party C:

Wenjie Yang

Signature:	/s/ Wenjie Yang

7